November 22, 2006

Via EDGAR transmission

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: NEG Oil & Gas LLC Form S-1 (File No. 333-136146)

Ladies and Gentlemen:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, NEG Oil & Gas LLC, a Delaware limited liability company (the “Registrant”) and each of NEG Holding LLC, a Delaware limited liability company, NEG Operating LLC, a Delaware limited liability company, Shana National LLC, a Delaware limited liability company, Mid River LLC, a Delaware limited liability company, National Offshore LP, National Onshore LP, Offshore GP LLC, a Delaware limited liability company, Offshore LP LLC, a Delaware limited liability company, Onshore GP LLC, a Delaware limited liability company, Onshore LP LLC, a Delaware limited liability company, Galveston Bay Pipeline Company, Galveston Bay Processing Corp., NGX Energy Limited Partnership, NGX GP of Delaware LLC, a Delaware limited liability company and NGX LP of Delaware LLC, a Delaware limited liability company ( collectively, the “Co-registrants”, and together with the Registrant, the “Registrants”), hereby requests that the above captioned Registration Statement be withdrawn as of the date hereof or as soon thereafter as practicable.

The Registrants no longer intend to proceed with a registered public offering of securities. The Registrants believes the withdrawal to be consistent with the public interest and the protection of investors.

The Registration Statement has not been declared effective and no securities have been sold in connection with the offering relating to such Registration Statement.

The Registrant requests in accordance with Rule 457(p) promulgated under the Securities Act that all fees paid to the Securities and Exchange Commission in connection with the filing of the Registration Statement be credited for future use.

Please forward copies of the order consenting to the withdrawal of the Registration Statement to the undersigned at NEG Oil & Gas LLC, 1400 One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206 and to Beth McAuley, Esq., at DLA Piper US LLP, 1251 Avenue of the Americas, New York, NY 10020-1104.

If any further information is required in connection with this matter, please call Ms. McAuley at (212) 335-4596.

Sincerely,

NEG Holding LLC

By:	NEG Oil & Gas LLC, is managing member
By:	AREP O&G Holdings LLC, its sole member
By:	AREP Oil & Gas Holdings LLC, its sole member
By:	American Real Estate Holdings Limited Partnership, its sole member
By:	American Property Investors, Inc., its general partner

By:	/s/ Hillel Moerman
Name: Hillel Moerman
Title: Chief Financial Officer

NEG Operating LLC

By:	NEG Holding LLC, its sole member
By:	NEG Oil & Gas LLC, is managing member
By:	AREP O&G Holdings LLC, its sole member
By:	AREP Oil & Gas Holdings LLC, its sole member
By:	American Real Estate Holdings Limited Partnership, its sole member
By:	American Property Investors, Inc., its general partner

By:	/s/ Hillel Moerman
Name: Hillel Moerman
Title: Chief Financial Officer

NEG OIL & GAS LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President and Chief Executive Officer

SHANA NATIONAL LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

MID RIVER LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

NATIONAL OFFSHORE LP

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

NATIONAL ONSHORE LP

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

OFFSHORE GP LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

OFFSHORE LP LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

ONSHORE GP LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

ONSHORE LP LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

GALVESTON BAY PIPELINE COMPANY

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

GALVESTON BAY PROCESSING CORP.

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

NGX GP OF DELAWARE LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

NGX LP OF DELAWARE LLC

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President

NGX ENERGY LIMITED PARTNERSHIP

By:	/s/ Bob G. Alexander
Name: Bob G. Alexander
Title: President